                                                1996                 1997
                                                ----                 ----
Ratio of Earnings to Fixed Charges:

Pretax Income from cont. Operations          $ (125,770)         (14,330,321)
  Plus: Interest Expense                        578,500            4,208,385
        One-third of operating lease expense    227,543              474,368
                                              -------------------------------
  Less: Capitalized Interest                          -                    -
        Preferred Stock Dividends                     -                    -
                                              -------------------------------
"Earnings" as defined under 503(d)              680,273           (9,647,568)
  Divided by "Fixed Charges" as defined
   under 503(d):                                806,043            4,682,753
                                              -------------------------------
Ratio of Earnings to Fixed Charges                 0.84                (2.06)
                                              -------------------------------
                                              -------------------------------

Dollar Amount of coverage deficiency:           125,770            14,330,321
                                              -------------------------------
                                              -------------------------------
Note:  For the years ended 1996 and 1997, earnings as defined under 503(d) are inadequate to cover fixed charges.  The dollar amount of the coverage deficiency is $125,770 and $14,330,321, respectively.

Total Fixed Charges:
-------------------

Interest                                        578,500             4,208,385
One-third of operating lease expense            227,543               474,368
                                                -----------------------------
  Total per ratio calculation                   806,043             4,682,753
                                                -----------------------------
                                                -----------------------------

Operating Lease Expense                         682,630             1,423,104
                                                -----------------------------
                                                -----------------------------